                                                                    Exhibit 4.2

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND NO INTEREST THEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) SUCH SECURITIES ARE TRANSFERRED PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT (OR ANY SUCCESSOR
RULE) OR (3) CURIS, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL FOR THE HOLDER OF THIS CONVERTIBLE PROMISSORY NOTE SATISFACTORY TO CURIS, INC. THAT NO VIOLATION OF THE ACT OR SIMILAR STATE SECURITIES LAWS WILL BE INVOLVED IN SUCH TRANSFER. THE TRANSFER OF THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF IS ALSO SUBJECT TO THE RIGHTS AND OBLIGATIONS CONTAINED IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF JULY 18, 2001, BY AND AMONG CURIS, INC., ELAN INTERNATIONAL SERVICES, LTD. AND ELAN PHARMA INTERNATIONAL LIMITED.

                                   CURIS, INC.

                           CONVERTIBLE PROMISSORY NOTE

U.S.$8,010,000 (excluding capitalized interest)                    July 18, 2001

The undersigned, Curis, Inc., a Delaware corporation with offices at 61 Moulton Street, Cambridge, Massachusetts 02138-1118 (the "Company"), unconditionally promises to pay to Elan Pharma International Limited, an Irish private limited liability company ("EPIL"), or its permitted assigns, transferees and successors as provided herein (collectively with EPIL, the "Holder"), on July 18, 2007 (the "Maturity Date"), at such place as may be designated by the Holder to the Company, the principal amount outstanding hereunder (not to exceed U.S.$8,010,000 (excluding capitalized interest)), or such lesser amount as shall then be payable pursuant to the terms of Section 3 hereof, together with interest thereon accrued at a rate per annum set forth in Section 2 hereof from and after the date of the initial disbursement of funds hereunder (the "Original Issue Date"), compounded on a semi-annual basis, the initial such compounding to commence on the date that is the 180th day from and after the Original Issue Date and thereafter on each one-year anniversary of the Original Issue Date and 180 days thereafter (each such date, a "Compounding Date").

      SECTION 1. SECURITIES PURCHASE AGREEMENT.

            (a) This Note is issued pursuant to a Securities Purchase Agreement dated as of the date hereof, by and among the Company, Elan International Services, Ltd., a Bermuda exempted limited liability company and an affiliate of EPIL ("EIS"), and EPIL (as amended at any time, the "Securities Purchase Agreement"), and the Holder hereof is intended to be afforded the benefits thereof, including the representations and warranties set forth therein. The Company shall use the proceeds of the issuance and sale of this Note solely in accordance with the provisions set forth therein and as required therein. Capitalized terms used but not otherwise defined herein shall, unless otherwise indicated, have the meanings given such terms in the Securities Purchase Agreement.

            (b) Certain terms and conditions of the disbursements by EPIL to the Company hereunder are set forth in Section 1(e) of the Securities Purchase Agreement.

      SECTION 2. PAYMENTS OF PRINCIPAL AND INTEREST.

            (a) Unless earlier (i) converted in accordance with the terms of
Section 4 below, (ii) repaid in accordance with the terms hereof or (iii) reduced pursuant to Section 3 below, the entire outstanding principal amount of this Note (including capitalized interest, if any), together with any accrued interest thereon (the "Outstanding Amount"), shall be due and payable on the Maturity Date, at the option of the Company, in cash or, subject to applicable regulatory approvals, by the issuance of such number of shares of Common Stock equal to the Outstanding Amount divided by the Fair Market Value per share of Common Stock.

            The "Fair Market Value" of one share of Common Stock shall be deemed to be the average of the closing sale prices for the Common Stock over the 30 trading day period ending one trading day prior to the date of conversion or the Maturity Date, as the case may be.

            (b) Accrued interest hereon shall not be paid in cash, but shall be capitalized and added to the principal amount outstanding hereunder on each Compounding Date. Accrued interest hereon shall be due and payable in arrears on each Compounding Date. Interest shall accrue on this Note at a rate per annum of
(i) 8%, from and after the Original Issue Date through the fourth anniversary of the Initial Closing Date, and (ii) 6%, thereafter.

      SECTION 3. REDUCTION OF AMOUNTS PAYABLE HEREUNDER.

            If EIS shall have exercised its Exchange Right (as such term is defined in the Certificate of Designations relating to the Series A Preferred Stock), then, (a) unless EIS, pursuant to Section 5(b) of the Securities Purchase Agreement, shall have paid to the Company within 30 days of such exercise an amount equal to: (x) 30.1% of the aggregate amount of the

Development Funding (but not including any capitalized or accrued and unpaid interest on this Note) provided to Newco (by or on behalf of the Company and EIS and their respective affiliates and subsidiaries), (y) plus such amount, if any, of the Development Funding contributed to Newco by the Company as a result of a failure by EIS to provide its pro rata share of the Development Funding and (z) less such amount, if any, of the Development Funding contributed to Newco by EIS as a result of a failure by the Company to provide its pro rata share of the Development Funding (the sum of (x), (y) and (z) as a percentage of the Development Funding contributed to Newco, the "Make-Whole Percentage"), in each case, from and after the Initial Closing Date and immediately prior to such exercise (the "Make-Whole Amount"), (b) the Holder shall surrender to the Company for cancellation all or a portion of this Note and/or, as appropriate, all or a portion of the shares of the Common Stock into which all or a portion of this Note may have been converted, with an aggregate principal amount equal to the Make-Whole Percentage of the aggregate amount of Development Funding (but not including any capitalized or accrued and unpaid interest on this Note) provided to Newco (by or on behalf of the Company and EIS and their respective affiliates and subsidiaries) from and after the Initial Closing Date and immediately prior to such exercise, less such amount, if any EIS shall have paid to the Company pursuant to clause (a) above.

            If the payment of the Make-Whole Amount, or any portion of the Make-Whole Amount, is effected or offset against this Note, such reduction shall be evidenced in writing by an appropriate notation hereon or such other documentation as shall be agreed to in writing by the Company and the holder hereof, which agreement shall not be unreasonably withheld or delayed.

      SECTION 4. CONVERSION.

            (a) Conversion Right.

            (i) Until this Note is repaid in full, the Holder shall have the right, at any time after the second anniversary of the Initial Closing Date, in its sole discretion, to convert all or any portion of the Outstanding Amount (the "Conversion Right") into such number of shares of Common Stock that shall be obtained by dividing the Outstanding Amount by U.S.$8.63 per share (subject to adjustment as provided below in this Section 4, the "Conversion Price"). Notwithstanding the above, in the event that there shall occur any consolidation, merger or reorganization of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the holders of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization, own 50% or less of the outstanding voting securities of the survivor corporation (or the parent company of the survivor corporation) or resulting entity immediately after such consolidation, merger or reorganization, then the Outstanding Amount shall, immediately prior to the consummation thereof, at the option of the Holder and subject to applicable regulatory approvals, be converted into the same number of shares of Common Stock into which such shares are convertible pursuant to the immediately preceding sentence (a "Significant Transaction Conversion").

           (ii) The Holder shall be entitled to exercise the Conversion Right from time to time as to the unconverted portion of this Note upon at least 10 days' prior written notice to the Company, such notice to be in the form attached hereto as Annex I. Within 10 days of the conversion date specified in such notice, or within 10 days of the election by the Holder to compel a Significant Transaction Conversion, the Company shall issue appropriate stock certificates to the Holder (or such affiliate designated by the Holder) representing the aggregate number of shares of Common Stock due to the Holder as a result of such conversion. The Holder and the Company shall take all other necessary or appropriate actions in connection with or to effect such conversion.

            (b) Certain Adjustments.

            (i) Adjustment for Common Stock Dividends and Distributions. If, at any time after the Initial Closing Date, the Company makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock or Common Stock Equivalents issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(b)(i) to reflect the actual payment of such dividend or distribution.

            A "Common Stock Equivalent" shall mean each share of Common Stock into which securities or property or rights are convertible, exchangeable or exercisable for or into shares of Common Stock, or otherwise entitle the holder thereof to receive directly or indirectly, any of the foregoing.

            (ii) Adjustments for Stock Splits, Stock Subdivisions and Combinations. If, at any time after the Initial Closing Date, the Company subdivides or combines the Common Stock, (A) in the case of a subdivision (including a stock split), the Conversion Price in effect immediately prior to such event shall be proportionately decreased and the number of shares of Common Stock purchasable thereunder shall be proportionately increased, and (B) in the case of a combination (including a reverse stock split), the Conversion Price in effect immediately prior to such event shall be proportionately increased and the number of shares of Common Stock purchasable thereunder shall be proportionately decreased. Any adjustment under this Section 4(b)(ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (iii) Adjustments for Reclassification, Reorganization and Consolidation. In case of (A) any reclassification, reorganization, change or conversion of securities of the Common Stock (other than a change in par value, or from par value to no par value) into other shares or securities of the Company, or (B) any merger or consolidation of the Company with or into another entity (other than a merger or consolidation with another entity in which the Company is the acquiring and the surviving entity and that does not result in any reclassification or change of the Common Stock), or (C) any sale of all or substantially all the assets of the Company, the Holder shall have the right to receive, in lieu of the shares of Common Stock into which this Note is convertible, the kind and amount of shares of stock and other securities, money and property receivable upon such reclassification, reorganization, change, merger or consolidation upon conversion by the Holder of the maximum number of shares of Common Stock into which this Note could have been converted immediately prior to such reclassification, reorganization, change, merger or consolidation, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The provisions of this clause (iii) shall similarly attach to successive reclassifications, reorganizations, changes, mergers or consolidations.

            (c) Other Distributions. In the event the Company provides the holders of its Common Stock with consideration that is not otherwise addressed in this Section 4 (including, without limitation, declaring a distribution payable in securities, assets, cash or evidences of indebtedness issued by other persons or the Company (excluding cash dividends declared and paid by the Company out of retained earnings), then, in each such case, the Holder shall be entitled to a pro rata share of any such distribution as though the Holder was a holder of the number of shares of Common Stock of the Company as though this Note had been converted in whole as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

            (d) Recapitalizations. If at any time there occurs a recapitalization of the Common Stock (other than a subdivision, combination, or merger or sale of assets provided for in Section 4), the Holder shall be entitled to receive upon conversion of this Note the number of shares of capital stock or other securities or property of the Company or otherwise, to which a holder of the Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the Holder after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of this Note) shall be applicable after that event as nearly equivalent as may be practicable.

            (e) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

            (f) Notice of Adjustments. Whenever the consideration issuable upon a conversion hereunder shall be changed pursuant to this Section 4, the Company shall prepare a certificate setting forth, in reasonable detail, the event requiring the change and the kind and amount of shares of stock and other securities, money and property subsequently issuable upon a conversion hereof. Such certificate shall be signed by its chief financial officer and shall be delivered to the Holder or such other person as the Holder or any successor notice recipient may designate.

            (g) Fractional Shares; Rounding. No fractional shares of Common Stock will be issued in connection with any conversion hereunder. All shares of Common Stock (including fractions thereof) issuable upon conversion of this Note shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the closing price of the Company's Common Stock on the Nasdaq National Market (or any other national securities exchange on which the Common Stock is then traded) on the day immediately preceding the conversion. All calculations under this Section 4 shall be made to the nearest cent or to the nearest share, as the case may be.

      SECTION 5. EVENTS OF DEFAULT.

            The occurrence of any of the following events shall constitute an event of default (an "Event of Default"):

            (a) a default in the payment of the principal amount of this Note, when and as the same shall become due and payable;

            (b) a default in the payment of any accrued and unpaid interest on this Note, when and as the same shall become due and payable;

            (c) a breach by the Company of its obligations under any of the Transaction Documents, which breach remains uncured at the conclusion of the cure period specified within the relevant Transaction Documents (provided that, for the purposes of this clause (c), to the extent such relevant Transaction Document does not specify a cure period, the Company shall have a 45-day cure period), after written notice thereof by the Holder; provided that such breach has had or could reasonably be expected to have a material adverse effects on the rights of EIS or its affiliates or their respective transferees under the Transaction Documents; provided, further, that (i) if the Company has proposed a course of action to rectify the breach and (x) the Company is acting in good faith to rectify the breach by the end of the applicable cure period (or the 45-day period set forth above) and (y) the party whose rights were breached under the applicable Transaction Document has acknowledged its consent in writing to such proposed course of action, then such period shall be extended as is reasonably necessary to permit such breach to be rectified, and (ii) if such default involves a good faith dispute regarding the amount of any required payment, provided that any undisputed amount is paid and any disputed amount in excess of U.S.$1,000,000 is placed in an escrow account pending resolution of the determination of such disputed amount, such default shall be stayed for a reasonable period during which a good faith resolution of the amount owed is being pursued;

            (d) a distress, execution, sequestration or other process is levied or enforced upon the Company or sued out against, in each case, a material part of its property which is not discharged or challenged within 60 days;

            (e) the Company is unable to generally pay its debts and continue its day-to-day operations in the normal course of business;

            (f) the Company ceases wholly or substantially to carry on its business (other than (x) as a result of the merger or consolidation of the Company with another entity or (y) changes in the nature of its business to a related business), without the prior written consent of the Holder (such consent not to be unreasonably withheld);

            (g) the Company shall make a general assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due and such failure continues or shall have been uncured for a period of 60 days, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Company or of any substantial part of the assets of the Company or shall commence any case or other proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Company and any such person shall indicate in writing its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed or stayed within sixty (60) days following the filing thereof;

            (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Company bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Company in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

            (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against the Company that, with other outstanding final judgments, undischarged, against the Company exceeds in the aggregate U.S.$1,000,000;

            (j) the pledge of the Exchange Shares pursuant to Section 6 of the Securities Purchase Agreement shall not be in full force and effect; or

            (k) any other termination of the JDOA, other than a termination by the Company pursuant to Clause 19 of the JDOA.

      SECTION 6. REMEDIES IN THE EVENT OF DEFAULT.

            (a) In the case of any Event of Default by the Company, the Holder may in its sole discretion demand that the Outstanding Amount shall, in addition to all other rights and remedies of the Holder hereunder and under applicable law, be and become immediately due and payable in cash upon written notice delivered by the Holder to the Company; provided that, in the event of any Event of Default specified in Section 5(g) or 5(h), all such amounts shall become immediately due and payable automatically and without any requirement of demand from or by the Holder. Notwithstanding the preceding sentence, the rights of the Holder as set forth in Sections 4 and 5 hereunder shall survive any such acceleration and payment.

            (b) The Company hereby waives demand and presentment for payment, notice of nonpayment, protest and notice of protest, diligence, filing suit, and all other notice and promises to pay the Holder its costs of collection of all amounts due hereunder, including reasonable attorneys' fees.

            (c) In the case of any Event of Default under this Note by the Company, this Note shall continue to bear interest after such default at the interest rate otherwise in effect hereunder plus 3% per annum (but in any event not in excess of the maximum rate of interest permitted by applicable law).

      SECTION 7. VOTING RIGHTS.

            This Note shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to its conversion.

      SECTION 8. COVENANTS OF THE COMPANY.

            (a) The Company shall not use the funds advanced by the Holder to the Company as evidenced by this Note for any use other than the Development Funding.

            (b) The Company shall not (i) incur any indebtedness for money borrowed which shall rank senior to this Note as to priority of payment (provided that the foregoing shall not restrict the Company's ability to incur indebtedness for money borrowed which shall (x) rank pari passu or subordinated to this Note as to priority of payment and/or (y) other than set forth in clause
(ii) below, be secured) or (ii) grant, or permit to occur without the prior written consent of EIS, any security interest, lien or other encumbrance against any of the Exchange Shares pledged to EIS pursuant to Section 6 of the Securities Purchase Agreement so long as the Exchange Right shall remain in full force and effect.

      SECTION 9. MISCELLANEOUS.

            (a) This Note and all of the provisions hereof shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and permitted assigns. All or any part of this Note may be assigned or transferred by the Holder and its permitted assigns and transferees to their respective affiliates and subsidiaries, as well as any special purpose financing or similar vehicle established by the Holder or its affiliates. Other than as set forth above, no party shall assign or transfer all or any part of this Note, or any interest therein, without the prior written consent of the other party.

            (b) All notices, demands and requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to have been duly given if personally or hand delivered or if sent by an internationally-recognized overnight delivery courier or by registered or certified mail, return receipt requested and postage prepaid, or by facsimile transmission, in each case, addressed as follows:

            (i)   if to the Company, to:

                  Curis, Inc.
                  61 Moulton Street
                  Cambridge, Massachusetts  02138-1118
                  Attention: Doros Platika, M.D., President and Chief Executive Officer
                  Facsimile: (617) 503-6501

with a copy to:

                  Cooley Godward LLP
                  4635 Executive Drive
                  San Diego, California  92121
                  Attention: L. Kay Chandler, Esq.
                  Facsimile: (858) 453-3555

            (ii)  if to the Holder, to:

                  Elan Pharma International Limited
                  Wil House
                  Shannon Business Park
                  Shannon
                  Co. Clare, Ireland
                  Attention: Secretary
                  Facsimile: 011-353-61-362097

with a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, New York  10005
                  Attention: William M. Hartnett, Esq.
                  Facsimile: (212) 269-5420

or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with provisions of this Section 9. Any such notice or communication shall be deemed to have been effectively given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of an internationally-recognized overnight delivery courier, on the second business day after the date when sent, (iii) in the case of mailing, on the fifth business day following that day on which the piece of mail containing such communication is posted and (iv) in the case of facsimile transmission, the date of telephone confirmation of receipt.

            (c) This Note may not be modified or amended, or any of the provisions hereof waived, except by written agreement of the Company and the Holder dated after the date hereof.

            (d) This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws. Any dispute under this Note that is not settled by mutual consent shall be finally adjudicated by any federal or state court sitting in the City, County and State of New York, and the Company consents to the exclusive jurisdiction of such courts (or any appellate court therefrom) over any such dispute.

                            [Signature page follows]

            IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first above written.

                                    CURIS, INC.


                                    By:    /s/ Doros Platika, M.D.
                                         -----------------------------------
                                         Name:  Doros Platika, M.D.
                                         Title: President and Chief Executive
                                                Officer

                                     ANNEX I

            FORM OF NOTICE OF ELECTION TO EXERCISE A CONVERSION RIGHT

Date:

To:            Curis, Inc.

From:

Re:            Exercise of a Conversion Right

--------------------------------------------------------------------------------

            Pursuant to the terms of the Convertible Promissory Note (the "Note") issued by Curis, Inc. (the "Company") to Elan Pharma International Limited, dated July 18, 2001, specifically Section 4 thereof, [ ], the holder of the conversion rights under the Note (the "Holder"), hereby notifies the Company of its intention to exercise a right of conversion.

            Pursuant to Section 4 of the Note, the Holder hereby elects to convert U.S.$__________ in aggregate principal amount and all accrued and unpaid interest thereon for shares of the Company's Common Stock, par value U.S.$0.01 per share, effective __________, 200_.

            We have instructed our attorneys to contact the Company to discuss the timing and documentation of the conversion.


                                    Sincerely,

                                    [HOLDER]


                                    By:
                                       -----------------------------------
                                       Name:
                                       Title: